Exhibit 99.1

[GEORGIA-PACIFIC LOGO]                                                  NEWS


Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia  30303


                                                         Date:  Aug. 15, 2001
                                                         Release No. C-1700


                SHAREHOLDERS OF GEORGIA-PACIFIC AND PLUM CREEK
                          APPROVE TIMBERLANDS MERGER


ATLANTA - The shareholders of The Timber Company (NYSE: TGP) and Plum Creek Timber Company, Inc. (NYSE: PCL) today approved the merger of the two companies. The Timber Company is a separate operating group of Georgia-Pacific Corp. (NYSE: GP). The merger is expected to be effective on Oct. 1, 2001.

The transaction is valued at approximately $4 billion, based on Plum Creek's closing stock price of $29.99 on Aug. 14, and includes an estimated $715 million of The Timber Company debt that Plum Creek will re-finance at closing.

Addressing Timber Company shareholders, A. D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific, said, "Our creation of The Timber Company in December 1997 resulted in a company that was focused on deriving the greatest value from our timberlands ... a company that generated consistent, reliable earnings for its shareholders for 14 consecutive quarters and an outstanding total return over its history. This merger will provide the right structure to grow these two companies even further in the future, with shareholders receiving the benefits of investing in a literally coast-to-coast manager of diversified timber and land assets when they operate together as Plum Creek."

Addressing Plum Creek's shareholders, President and CEO Rick R. Holley said, "Timber is a renewable resource - and a unique and valuable asset. This merger will make Plum Creek the largest pure timber company in the U. S., with over
7.8 million acres in 19 states. For investors, the new company will offer a highly advantageous way to own a well-managed and diversified portfolio of timber and lands.

"Plum Creek will own timber in every growing region of the United States," added Holley, "including substantial holdings in the South, where faster growth rates and strong long-term supply/demand dynamics make owning timberlands particularly attractive. In addition, the merger will allow for both short- and long-term increases in the company's sustainable harvest rates, while the land base will offer diverse opportunities for value creation and growth.

"The combined company will have the people and resources to maximize the value of our assets," Holley continued. "Our combined expertise in intensive forest management, fiber merchandising, land management, environmental management, and marketing should provide immediate synergies."

Each outstanding share of Timber Company common stock will be redeemed by Georgia-Pacific on Sept. 28, 2001, for a "unit" consisting of one outstanding share of common stock of each of the six Georgia-Pacific subsidiaries which collectively hold the assets and liabilities attributable to The Timber Company. No action on the part of any Timber Company shareholder will be necessary to effect the redemption. When the merger becomes effective, Timber Company shareholders will be entitled to receive 1.37 shares of Plum Creek common stock for each unit they receive in the redemption. Details and procedures for surrendering Timber Company stock certificates in order to receive Plum Creek shares will be mailed directly to Timber Company shareholders after the merger closes.

Plum Creek, a real estate investment trust, is one of the largest land owners in the nation, with timberlands in the Northwest, Southern, and Northeast regions of the United States and nine wood product mills in the Northwest.

Headquartered at Atlanta, The Timber Company is a separate operating group of Georgia-Pacific and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users.


Investor Contacts:
                           Richard Good
                           Director, Investor Relations
                           Georgia-Pacific Corp.
                           (404) 652-4720

                           Emilio Ruocco
                           Director, Investor Relations
                           Plum Creek Timber Co.
                           (206) 467-3618 or 1-800-858-5347

Media Contacts:
                           Greg Guest
                           Director, External Communications
                           Georgia-Pacific Corp.
                           (404) 652-4739
                           www.gp.com

                           Robert J. Jirsa
                           Director, Corporate and Environmental Affairs Plum Creek Timber Co.
                           206-467-3626
                           www.plumcreek.com